    Press Release

UGI Reports Solid First Quarter Results
February 1, 2023

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended December 31, 2022.

HEADLINES

•Q1 GAAP diluted earnings per share ("EPS") of $(4.54) and adjusted diluted EPS of $1.14 compared to GAAP diluted EPS of $(0.46) and adjusted diluted EPS of $0.93 in the prior-year period.
•Q1 reportable segments earnings before interest expense and income taxes1 ("EBIT") of $411 million compared to $348 million in the prior-year period.
•Strong balance sheet with available liquidity of approximately $1.2 billion.
•Progressed our renewables strategy with commitments to fully fund renewable natural gas ("RNG") projects in New York and South Dakota, bringing our total renewables investment to over $450 million to date.
•Received a rating upgrade to "AAA" in the MSCI ESG rating assessment in December 2022.

“We had a solid start to fiscal 2023 with robust performance from our natural gas businesses and from the growth investments that we have made in recent years, despite the impact of high inflation,” said Roger Perreault, President and Chief Executive Officer of UGI Corporation. “In comparison to the prior-year period, we had colder weather in the U.S. and this helped to offset the effects of significantly warmer weather in Europe.

“At the Utilities, we continued to experience strong customer growth, while benefiting from increased earnings at Mountaineer. UGI Utilities implemented new gas base rates and weather normalization in October and November, respectively. At our full-service midstream business, we saw continued growth from our UGI Appalachia assets, higher throughput across our systems, and increased margins as we capitalized on colder weather in December 2022. Lastly, the global LPG businesses realized benefits from their disciplined margin management and expense control efforts, as well as continued growth in National Accounts volumes at AmeriGas.

"During the quarter, we made meaningful progress in executing on our renewables strategy with additional RNG projects announced in New York and South Dakota. To date, we have committed over $450 million to renewables projects that support our financial commitments of delivering 6 - 10% EPS growth and 4% dividend growth over the long-term. We are confident in our strategic priorities and the resiliency of our diversified business, which we believe will continue to enable growth and create long-term shareholder value.”

KEY DRIVERS OF FIRST QUARTER RESULTS
•AmeriGas: EBIT up $24 million, primarily due to higher propane margins
•UGI International: EBIT down $16 million, largely due to lower retail LPG volume that was impacted by weather 19% warmer than the prior-year period and energy conservation efforts driven by the European geopolitical situation
•Midstream & Marketing: EBIT up $25 million, primarily reflecting increased commodity marketing, peaking and capacity management margins as well as incremental earnings from the UGI Appalachia acquisitions of UGI Moraine East (formerly Stonehenge) and Pennant

•Utilities: EBIT up $30 million, largely driven by a 17% increase in core market volume primarily due to weather that was colder than the prior-year period, higher gas rates and growth in residential and large delivery service customers

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, February 2, 2023. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A replay of the webcast will be available after the event through to 11:59 PM ET February 1, 2024.

CONTACT INVESTOR RELATIONS
Tel: +1 610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas, in the Mid-Atlantic region of the United States and California, and internationally in France, Belgium, and the Netherlands.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted net income attributable to UGI Corporation" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impacts of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments' earnings before interest expense and income taxes represents an aggregate of our reportable operating segment level EBIT, as determined in accordance with GAAP.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” or other similar words and terms of similar meaning, although not all forward-looking statements contain such words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control; accordingly, there is no assurance that results will be realized. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement whether as a result of new information or future events except as required by the federal securities laws. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; cost volatility and availability of energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; the inability to timely recover costs through utility rate proceedings; increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; adverse labor relations and our ability to address existing or potential workforce shortages; the impact of pending and future legal or regulatory proceedings, inquiries or investigations; competitive pressures from the same and alternative energy sources; failure to acquire new customers or retain current customers, thereby reducing or limiting any increase in revenues; liability for environmental claims; customer, counterparty, supplier, or vendor defaults; liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; transmission or distribution system service interruptions; political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the European energy crisis, and foreign currency exchange rate fluctuations (particularly the euro); credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; changes in commodity market prices resulting in significantly higher cash collateral requirements; impacts of our indebtedness and the restrictive covenants in our debt agreements; reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; changes in Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our businesses; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future business transformation initiatives, including the impact of customer service disruptions resulting in potential customer loss due to the transformation activities; our ability to attract, develop, retain and engage key employees; uncertainties related to a global pandemic, including the duration and/or impact of the COVID-19 pandemic; the impact of proposed or future tax legislation; the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; our ability to protect our intellectual property; and our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)

AmeriGas Propane

For the fiscal quarter ended December 31,	2022	2021	(Decrease) Increase
Revenues	$766	$778	$(12)	(2)%
Total margin (a)	$380	$360	$20	6%
Operating and administrative expenses	$235	$240	$(5)	(2)%
Operating income/earnings before interest expense and income taxes	$110	$86	$24	28%
Retail gallons sold (millions)	236	241	(5)	(2)%
Heating degree days - % colder (warmer) than normal (b)	6.2%	(9.9)%
Capital expenditures	$23	$35	$(12)	(34)%
•Temperatures were 18% colder than the prior-year period.
•Retail gallons sold decreased 2% due to staffing shortages in key delivery-related positions, which also limited growth, as well as continuation of customer attrition, along with structural conservation.
•Total margin increased $20 million primarily due to higher average retail unit margins ($26 million), partially offset by lower retail volumes ($6 million).
•Operating and administrative expenses decreased $5 million reflecting lower employee compensation and benefits, partially offset by higher overtime and contractor costs associated with distribution activity given staffing shortages in delivery-related positions, and increased vehicle expenses.

UGI International

For the fiscal quarter ended December 31,	2022	2021	Decrease
Revenues	$877	$1,049	$(172)	(16)%
Total margin (a)	$215	$256	$(41)	(16)%
Operating and administrative expenses (a)	$143	$161	$(18)	(11)%
Operating income	$56	$78	$(22)	(28)%
Earnings before interest expense and income taxes	$66	$82	$(16)	(20)%
LPG retail gallons sold (millions)	205	249	(44)	(18)%
Heating degree days - % (warmer) colder than normal (b)	(12.3)%	5.0%
Capital expenditures	$27	$23	$4	17%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2022 and 2021 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.02 and $1.14, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.17 and $1.35, respectively.

•Retail volume decreased 18% primarily due to weather that was 19% warmer than the prior-year period, the effect of energy conservation efforts across Europe, and lower volumes associated with crop drying as a result of a warm and dry summer.
•Total margin decreased $41 million reflecting lower retail volume and the translation effects of the weaker foreign currencies ($27 million), partially offset by higher LPG unit margins.
•Operating and administrative expenses decreased $18 million due to the translation effects of the weaker foreign currencies, which was partially offset by the impact of the global inflationary cost environment on the underlying distribution, personnel and maintenance costs.
•Operating income decreased $22 million due to lower total margin ($41 million) and reduced gains from asset sales ($10 million), partially offset by lower operating and administrative expenses, higher foreign currency transaction gains ($7 million), and lower depreciation and amortization expenses.
•Earnings before interest expense and income taxes decreased $16 million due to the lower operating income, partially offset by higher realized gains on foreign currency exchange contracts ($4 million).

Midstream & Marketing

For the fiscal quarter ended December 31,	2022	2021	Increase
Revenues	$669	$535	$134	25%
Total margin (a)	$155	$122	$33	27%
Operating and administrative expenses	$29	$29	$—	—%
Operating income	$106	$74	$32	43%
Earnings before interest expense and income taxes	$107	$82	$25	30%
Heating degree days - % warmer than normal (b)	(1.0)%	(15.8)%
Capital expenditures	$11	$6	$5	83%

•Temperatures were 1% warmer than normal and 13% colder than the prior-year period.
•Total margin increased $33 million primarily reflecting higher retail commodity margins, coupled with higher peaking and capacity management activities from the cold weather at the end of December ($18 million), and increased margins from prior-year acquisitions of UGI Moraine East and Pennant ($14 million).
•Operating income increased $32 million reflecting higher total margin.
•Earnings before interest expense and income taxes increased $25 million due to the higher operating income ($32 million), partially offset by lower income from equity method investments following the acquisition of the remaining interest in Pennant.

Utilities

For the fiscal quarter ended December 31,	2022	2021	Increase
Revenues	$592	$419	$173	41%
Total margin (a)	$256	$213	$43	20%
Operating and administrative expenses	$91	$80	$11	14%
Operating income	$126	$96	$30	31%
Earnings before interest expense and income taxes	$128	$98	$30	31%
Gas Utility system throughput - billions of cubic feet
Core market	34	29	5	17%
Total	94	93	1	1%
Gas Utility heating degree days - % colder (warmer) than normal (b)	0.2%	(15.1)%
Capital expenditures	$117	$111	$6	5%

•Gas Utility service territory experienced temperatures that were slightly colder than normal and 17% colder than the prior-year period.
•Core market and total gas utility volumes increased due to colder weather and customer growth.
•Total margin increased $43 million primarily due to the increase in our PA Gas Utility base rates that went into effect at the end of October 2022 ($11 million), as well as the effects of colder weather and continued growth in residential and large delivery service customers.
•Operating and administrative expenses increased $11 million largely due to higher uncollectible accounts expense, higher taxes other than income taxes, and higher compensation and benefits expense.
•Operating income increased $30 million due to the higher total margin, partially offset by higher operating and administrative expenses and higher depreciation expense from continued distribution system capital expenditure activity.

(a)Total margin represents total revenue less total cost of sales. In the case of Utilities, total margin is also reduced by certain revenue-related taxes.
(b)Deviation from average heating degree days is determined on a 10-year period utilizing volume-weighted weather data.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
AmeriGas Propane	$766	$778	$2,931	$2,726
UGI International	877	1,049	3,514	3,000
Midstream & Marketing	669	535	2,460	1,600
Utilities	592	419	1,793	1,198
Corporate & Other (a)	(145)	(108)	(506)	(336)
Total revenues	$2,759	$2,673	$10,192	$8,188
(Loss) earnings before interest expense and income taxes:
AmeriGas Propane	$110	$86	$331	$330
UGI International	66	82	238	263
Midstream & Marketing	107	82	294	213
Utilities	128	98	366	262
Total reportable segments	411	348	1,229	1,068
Corporate & Other (a)	(1,642)	(409)	(683)	680
Total (loss) earnings before interest expense and income taxes	(1,231)	(61)	546	1,748
Interest expense:
AmeriGas Propane	(43)	(41)	(162)	(160)
UGI International	(7)	(7)	(28)	(27)
Midstream & Marketing	(11)	(10)	(42)	(42)
Utilities	(21)	(16)	(70)	(58)
Corporate & Other, net (a)	(10)	(7)	(38)	(26)
Total interest expense	(92)	(81)	(340)	(313)
(Loss) income before income taxes	(1,323)	(142)	206	1,435
Income tax expense (benefit) (b)	369	46	10	(367)
Net (loss) income including noncontrolling interests	(954)	(96)	216	1,068
Deduct net income attributable to noncontrolling interests	—	(1)	—	(1)
Net (loss) income attributable to UGI Corporation	$(954)	$(97)	$216	$1,067
(Loss) earnings per share attributable to UGI shareholders:
Basic	$(4.54)	$(0.46)	$1.03	$5.10
Diluted	$(4.54)	$(0.46)	$1.00	$4.99
Weighted Average common shares outstanding (thousands):
Basic	209,934	209,673	210,012	209,291
Diluted	209,934	209,673	215,880	213,759
Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$49	$34	$127	$128
UGI International	45	57	163	186
Midstream & Marketing	77	51	189	123
Utilities	81	63	224	158
Total reportable segments	252	205	703	595
Corporate & Other (a)	(1,206)	(302)	(487)	472
Total net (loss) income attributable to UGI Corporation	$(954)	$(97)	$216	$1,067

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP

Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Income tax expense for the twelve months ended December 31, 2022 includes $20 million income tax benefit from adjustments as a result of the changes in the Pennsylvania corporate income tax rates for future years, signed into law in July 2022. Income tax expense for the twelve months ended December 31, 2021 includes $23 million income tax benefit from adjustments due to a step-up in tax basis in Italy as a result of tax legislation.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Adjusted net (loss) income attributable to UGI Corporation (millions):
Net (loss) income attributable to UGI Corporation	$(954)	$(97)	$216	$1,067
Net losses (gains) on commodity derivative instruments not associated with current-period transactions (net of tax of $(363), $(111), $(112) and $247, respectively)	999	292	249	(624)
Unrealized losses (gains) on foreign currency derivative instruments (net of tax of $(11), $2, $1 and $9, respectively)	29	(4)	(3)	(25)
Loss on extinguishment of debt (net of tax of $0, $(3), $0 and $(3), respectively)	—	8	—	8
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $0, $0, $(1) and $(3), respectively)	—	1	—	10
Business transformation expenses (net of tax of $(1), $(1), $(2), and $(22), respectively)	1	1	7	62
Loss on disposal of U.K. energy marketing business (net of tax of $(64), $0, $(64) and $0, respectively)	151	—	151	—
Impact of change in tax law	—	—	(19)	(23)
Impairment of customer relationship intangible (net of tax of $0, $0, $0 and $(5), respectively)	—	—	—	15
AmeriGas operations enhancement for growth project (net of tax of $(2), $0, $(2) and $0, respectively)	5	—	5	—
Impairment of certain equity method investments and assets (net of tax of $0, $0, $(14) and $0, respectively)	—	—	26	93
Restructuring costs (net of tax of $0, $0, $(10) and $0, respectively)	—	—	24	—
Impairment of assets (net of tax of $(4), $0, $(4) and $0, respectively)	15	—	15	—
Total adjustments (1)	1,200	298	455	(484)
Adjusted net income attributable to UGI Corporation	$246	$201	$671	$583

Adjusted diluted earnings per share:
UGI Corporation (loss) earnings per share — diluted (2)	$(4.54)	$(0.46)	$1.00	$4.99
Net losses (gains) on commodity derivative instruments not associated with current-period transactions	4.73	1.37	1.15	(2.92)
Unrealized losses (gains) on foreign currency derivative instruments	0.14	(0.02)	(0.01)	(0.12)
Loss on extinguishment of debt	—	0.03	—	0.04
Acquisition and integration expenses associated with the Mountaineer Acquisition	—	—	—	0.05
Business transformation expenses	—	0.01	0.03	0.29
Loss on disposal of U.K. energy marketing business	0.72	—	0.70	—
Impact of change in tax law	—	—	(0.09)	(0.11)
Impairment of customer relationship intangible	—	—	—	0.07
AmeriGas operations enhancement for growth project	0.02	—	0.02	—
Impairment of certain equity method investments and assets	—	—	0.12	0.44
Restructuring costs	—	—	0.11	—
Impairment of assets	0.07	—	0.07	—
Total adjustments (2)	5.68	1.39	2.10	(2.26)
Adjusted diluted earnings per share (2)	$1.14	$0.93	$3.10	$2.73

(1)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(2)The loss per share for the three months ended December 31, 2022 and 2021, was determined excluding the effect of 6.43 million dilutive shares and 6.49 million dilutive shares, respectively, as the impact of such shares would have been antidilutive to the net loss for the period. Adjusted earnings per share for the three months ended December 31, 2022 and 2021, was determined based upon fully diluted shares of 216.37 million and 216.16 million, respectively.